Exhibit 99.1

NetLogic Microsystems Contact:

Mike Tate

+1-650-230-5708

mtate@netlogicmicro.com

NetLogic Microsystems to Acquire Network Search Engine Assets from Integrated Device Technology

MOUNTAIN VIEW, Calif. – April 30, 2009 – NetLogic Microsystems, Inc. (NASDAQ: NETL), the leader in the design and development of knowledge-based processors and high-speed integrated circuits, today announced that it has entered into a definitive agreement to acquire certain assets associated with Integrated Device Technology Inc.’s (IDT) network search engine products.

The acquisition includes IDT’s search accelerator, network search engine and route accelerator product families and related patents and intellectual property. These products and technologies will complement and further expand NetLogic Microsystems’ existing portfolio of knowledge-based processors, NETLite™ processors and network search engines, and will further strengthen the relationships with NetLogic Microsystems’ customer base.

Under the terms of the agreement, NetLogic Microsystems will pay IDT $90 million plus the cost of inventory on hand on the closing date. At closing, NetLogic Microsystems, at its option, may pay the entire purchase price in cash or pay $60 million plus the cost of inventory in cash and issue to IDT a $30 million secured promissory note payable in two equal installments on the first and second anniversaries of the closing date. The transaction has been approved by the board of directors of each company, and is subject to customary closing conditions, including required regulatory filings. The transaction is expected to close prior to the end of the third quarter of 2009.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL - News), a fabless semiconductor company headquartered in Mountain View, California, designs, develops and markets high-performance knowledge-based processors and high-speed integrated circuits that accelerate the delivery of voice, video, data and multimedia content for advanced enterprise, datacenter, communications and mobile wireless networks. NetLogic Microsystems’ products include high-performance knowledge-based processors, application-aware content processors, 10-Gigabit Ethernet interconnects and network search engines that are being deployed by Tier 1 original equipment manufacturers (OEMs) in leading systems such as routers, switches, wireless infrastructure equipment, network security appliances, datacenter servers, network access equipment and network storage devices. NetLogic Microsystems’ knowledge-based processors and content processors employ an advanced processor architecture and a large knowledge or signature database containing information on the network, as well as applications and content that run on the network, to make complex decisions about individual packets of information traveling through the network. NetLogic Microsystems’ products significantly enhance the performance and functionality of next-generation networks that are designed to deliver high-definition video delivery over the Internet (IPTV), media-rich content over advanced mobile wireless services, voice transmission over the Internet (VoIP) and network security applications. For more information about products offered by NetLogic Microsystems, call +1-650-961-6676 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

NetLogic Microsystems, the NetLogic Microsystems logo and NETL7 are trademarks of NetLogic Microsystems, Inc. All other trademarks are the sole property of their respective holders.

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